Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Termination of Merger Agreement with Majic Wheels Corp.

NEW YORK, February 6, 2023 — OceanTech Acquisitions I Corp. (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTECU / OTECW), a special purpose acquisition company, today announced that its previously announced agreement and plan of merger (the “Merger Agreement”) with Majic Wheels Corp. (“Majic Wheels”) has been terminated by mutual agreement of all relevant parties. As a result, OceanTech will seek an alternative business combination.

About OceanTech Acquisitions I Corp.

OceanTech Acquisitions I Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. OceanTech is sponsored by OceanTech Acquisitions I Sponsors LLC, an affiliate of investor and entrepreneur Joseph Adir.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com